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                                                                     Exhibit 5.1


                               February 21, 2001

Elizabeth Arden, Inc.
14100 N.W. 60th Avenue
Miami Lakes, Florida 33014

Ladies and Gentlemen:

          We have acted as counsel to Elizabeth Arden, Inc., a Florida corporation (the "Company"), in connection with the preparation and filing with the Securities and Exchange Commission of the Company's Registration Statement on Form S-4, Registration No. 333-55310 (as amended, the "Registration Statement"), under the Securities Act of 1933, as amended, relating to $160,000,000 aggregate principal amount of the Company's 11 3/4% Series B Senior Secured Notes due 2011 (the "Notes") and the accompanying guarantees (the "Guarantees").

          In so acting, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the Registration Statement, the Indenture dated as of January 23, 2001, between the Company, FD Management, Inc. ("FD"), DF Enterprises, Inc. ("DF"), FFI International, Inc. ("FFI Inc.," and together with FD and DF, the "U.S. Guarantors"), FFI GmbH (the "Non-U.S. Guarantor," and together with the U.S. Guarantors, the "Guarantors"), and HSBC Bank USA, as trustee (the "Trustee"), pursuant to which the Notes will be issued (the "Indenture"), the form of the Notes included in the Indenture filed as
Exhibit 4.3 to the Registration Statement and such corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of the Company and the Guarantors, and have made such inquiries of such officers and representatives, as we have deemed relevant and necessary as a basis for the opinion hereinafter set forth.

          In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. As to all questions of fact material to this opinion that have not been independently established, we have relied upon certificates or comparable documents of officers and representatives of the Company and the U.S. Guarantors.

          Based on the foregoing, and subject to the qualifications stated herein, we are of the opinion that:

          1. The Notes are duly authorized, and, when duly executed on behalf of the Company, authenticated by the Trustee and delivered in accordance with the terms
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of the Indenture and as contemplated by the Registration Statement, will constitute legal, valid and binding obligations of the Company, enforceable against it in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principals of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

          2. The Guarantees to be executed by the U.S. Guarantors are duly authorized by the U.S. Guarantors, and, when duly executed on behalf of the U.S. Guarantors and when the Notes are duly authenticated by the Trustee and delivered in accordance with the terms of the Indenture and as contemplated by the Registration Statement, will constitute legal, valid and binding obligations of the U.S. Guarantors, enforceable against each of them in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principals of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

          The opinions expressed herein are limited to the laws of the State of New York, the corporate laws of the States of Florida and Delaware and the federal laws of the United States, and we express no opinion as to the effect on the matters covered by this letter of the laws of any other jurisdiction.

                                    Very truly yours,


                                    /s/ Weil, Gotshal & Manges LLP